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                                                                    Exhibit 10.2

                                    BUCA INC.
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

        1. Purpose. This Stock Option Plan for non-employee directors (the "Director Plan") is intended to attract and retain the services of experienced and knowledgeable independent directors of BUCA, Inc. (the "Company") for the benefit of the Company and its shareholders and to provide additional incentive for such directors to continue to work for the best interest of the Company and its shareholders.

        2. Stock Subject to the Director Plan. There are reserved for issuance upon exercise of options granted under the Director Plan 40,000 shares of common stock (the "Shares") of the Company. Such Shares may be authorized and unissued Shares or previously outstanding Shares of stock then held in the Company's treasury. If any option granted under the Director Plan shall expire or terminate for any reason without having been exercised in full, the Shares subject thereto shall again be available for the purpose of issuance upon the exercise of options granted under the Director Plan.

        3. Administration. The Director Plan shall be administered by the Board of Directors of the Company (the "Board") or by any committee of the Board designated for such purpose by the Board. The Board shall have plenary authority to interpret the Director Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option grants or agreements (which shall comply with the terms and conditions of the Director Plan) and to make all other determinations necessary or advisable for the administration of the Director Plan. The Board's determination in all matters shall be final.

        4. Eligibility. Each Director of the Company who is not otherwise an employee of the Company and who has not been an employee of the Company or any of its subsidiaries for a period of at least one (1) year prior to the date of grant of an option under the Director Plan shall automatically be granted an option to purchase 2,000 Shares immediately upon first being elected or appointed as a director of the Company. Thereafter, each Director remaining in office shall be granted annually an additional option to purchase 1,000 Shares upon his or her anniversary of participation on the Board.

        Only options which do not qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended, shall be granted under the Director Plan.

        5. Option Grants.

               a. The purchase price of the Shares under each option granted under the Director Plan shall be one hundred percent (100%) of the fair market value of the Shares at the time such option is granted. Fair market value shall mean the final reported price of the Company's Shares as reported on any exchange on which such Shares are listed or as reported by the National
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        Association of Securities Dealers Automated Quotation System or similar inter-dealer quotation system on the date of grant, or if no quotation is available or the Shares are not publicly traded at the date of grant, at the fair market value as established by the Board.

               b. Options shall become fully exercisable one (1) year after the date of grant. No option shall be exercisable during such one year period. The term of each option shall be ten (10) years from the date of grant thereof, or such shorter period as prescribed in paragraph 5(c).

               c. In the event that an Optionee shall cease to be a director in the Company during the one year period following the date of grant of the option, the Option shall forthwith terminate on the date the Optionee ceases to serve as a director.

               d. Upon exercise, the Option price is to be paid in full in cash, or at the discretion of the Board, in Shares owned by the Optionee having a fair market value on the date of exercise equal to the aggregate option price or, at the discretion of the Board, a combination of cash and Shares. The Board may also permit a Director to elect to pay for such Shares, or to have any withholding obligation in connection with the exercise of the option, satisfied, in whole or in part, by authorizing the Company to withhold from the Shares to be issued pursuant to any option exercise, a number of Shares having an aggregate fair market value as of the date of exercise that would satisfy the purchase price or the withholding amount due. Fair market value will be determined as set forth in Section 5(a) above.

               e. Nothing in the Director Plan or in any option granted pursuant to the Director Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the right of the Company to terminate the Optionee's services as a director at any time.

               f. In the event that an individual to whom an Option has been granted under the Director Plan dies while such Option remains unexercised, the Option theretofore granted to the Optionholder may be exercised by the personal representative of the Optionholder at any time during the term that the Option could have been exercised by the Optionee.

        6. Transferability and Share Rights of Holders of Options. No option granted under the Director Plan shall be transferable other than by will or by the laws of descent and distribution, and the option may be exercised, during the lifetime of the holder thereof, only by the holder. The holder of an option shall have none of the rights of the shareholder until the Shares subject thereto have been registered in the name of the person or persons exercising such option on the transfer books of the Company upon such exercise.

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        7. Adjustments Upon Changes in Capitalization. Notwithstanding any other provision in the Director Plan, the number and class of Shares subject to the options and option prices of the Option covered thereby shall be proportionately adjusted in the event of a change in the outstanding Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, accommodations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends and, in the event of any such change in the outstanding Shares, the aggregate number and class of Shares available under the Director Plan shall be proportionately adjusted by the Board.

        8. Amendments and Terminations. Unless the Director Plan shall theretofore have been terminated as hereinafter provided, the Director Plan shall terminate on, and no awards of options shall be made after, December 31, 2006. The Director Plan may be terminated, modified, or amended by the shareholders of the Company. The Board may also terminate the Director Plan at any time or may modify or amend the Director Plan in such respects as it shall deem advisable in order to conform to any changes in the law or regulations applicable thereto, or in respects which shall not change: (i) the total number of Shares to which options may be granted; (ii) the class of persons eligible to receive options under the Director Plan; (iii) the manner of determining option prices; (iv) the period during which the options may be granted or exercised, or
(v) the provisions relating to the administration of the Plan by the Board.

        9. Effectiveness of Director Plan. The Director Plan shall become effective on the date that the Director Plan is approved by the Board of Directors or by vote of the holders of a majority of shares present or represented and entitled to vote at a meeting of the shareholders.

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